UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

MEDLEY LLC

(Exact name of registrant as specified in its charter)

Delaware	001-37857	27-2437343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 6th Floor East

New York, New York 10017

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.875% Notes due 2026 7.25% Notes due 2024	MDLX MDLQ	New York Stock Exchange New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On January 19, 2021, pursuant to and in accordance with the terms of the previously-disclosed Exchange Agreement, dated as of September 23, 2014 (the “Exchange Agreement”), by and among Medley LLC (“Medley LLC”), Medley Management Inc. (“MDLY” and, together with Medley LLC, each a “Company” and collectively, the “Companies”) and the holders (each, a “Unitholder”) of LLC Units representing membership interests in Medley LLC (“LLC Units”), the Unitholders exchanged an aggregate of approximately 98% of the vested LLC Units for shares of the Class A Common Stock, par value $0.01 per share, of MDLY (“Class A Common Stock”), on a one-for-one basis (collectively, the “Unit Exchange”). In total, MDLY issued to the Unitholders an aggregate of 2,343,686 shares of Class A Common Stock in exchange for an equivalent number of vested LLC Units held by the Unitholders. On January 15, 2021, Unitholders’ unvested LLC Units in Medley LLC were cancelled and substituted with restricted stock units covering Class A Common Stock of MDLY on substantially equivalent terms as the unvested LLC Units so cancelled (including vesting schedule), as described in Item 5.02 of this Current Report on Form 8-K.

As a result of the Unit Exchange, MDLY’s total membership interest Medley LLC has increased to approximately 98%. The Unit Exchange increases the number of outstanding shares of Class A Common Stock of MDLY as described in Item 8.01 of this Current Report on Form 8-K under the caption “Unit Exchange”; the number of as-converted fully-diluted shares of MDLY remains the same. The Unit Exchange does not result in a change in control of MDLY or Medley LLC, including for purposes of the Investment Advisers Act of 1940, as amended.

Unitholders participating in the Unit Exchange include the following persons (and/or certain trusts, limited liability companies or other entities controlled by the respective individual and through which such person beneficially owns his securities): each of Brook Taube and Seth Taube (the Companies’ Co-Chief Executive Officers and MDLY’s Co-Chairmen of the Board), Richard T. Allorto, Jr. (the Companies’ Chief Financial Officer), Christopher Taube (the Companies’ Senior Managing Director, Head of Institutional Fundraising, who is the brother of Mr. Brook Taube and Mr. Seth Taube), John Fredericks (the Companies’ General Counsel to August 2020, and a named executive officer of Medley LLC for fiscal 2019), and Jeffrey Tonkel (formerly the Companies’ President from their formation to August 2019 and a MDLY director to August 2020).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2021, Unitholders’ unvested LLC Units in Medley LLC were cancelled and substituted with substantially similar grants of restricted stock units covering Class A Common Stock of MDLY (“RSUs”). The new RSUs, which have substantially equivalent terms (including vesting schedules) as the unvested LLC Units cancelled, were approved by MDLY’s Board of Directors and issued pursuant to MDLY’s 2014 Omnibus Incentive Plan. MDLY issued RSUs covering an aggregate of 293,163 shares of Class A Common Stock in substitution and cancellation of a like number of unvested LLC Units of Medley LLC. Of these, an aggregate of 59,753 RSUs were issued to Richard T. Allorto, Jr. (the Companies’ Chief Financial Officer) and an aggregate of 55,787 RSUs were issued to John Fredericks (the Companies’ General Counsel to August 2020, and a named executive officer of Medley LLC for fiscal 2019).

Item 8.01. Other Events.

Unit Exchange

As described in the Introductory Note above, on January 19, 2021, the Unitholders exercised their pre-existing right to exchange LLC Units of Medley LLC into shares of Class A Common Stock of MDLY on a one-for-one basis. As a result of the Unit Exchange, MDLY’s total membership interest Medley LLC has increased to approximately 98%. In connection with the Unit Exchange, on January 19, 2021, MDLY issued to the Unitholders an aggregate of 2,343,686 shares of Class A Common Stock in exchange for an equivalent number of vested LLC Units held by the Unitholders, all in accordance with the terms of the Exchange Agreement and Medley LLC’s Fourth Amended and Restated Limited Liability Company Agreement. The Unitholders have certain registration rights with respect to the shares of Class A Common Stock delivered in exchange for LLC Units, pursuant to the terms and subject to the conditions of the Registration Rights Agreement, dated as of September 23, 2014, by and among MDLY, Medley Group LLC, and the covered persons from time to time party thereto (the “Registration Rights Agreement”). Upon giving effect to the Unit Exchange, there are 3,045,177 shares of MDLY’s Class A Common Stock issued and outstanding as of the date of filing of this Current Report on Form 8-K. The 2,343,686 shares of Class A Common Stock issued in connection with the Unit Exchange represent 77.0% of the shares of Class A Common Stock issued and outstanding as of the date of filing of this Current Report on Form 8-K. In effectuating the Unit Exchange, the Class A Common Stock was issued to accredited investors in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and applicable state securities laws. Copies of the Exchange Agreement, Medley LLC’s Fourth Amended and Restated Limited Liability Company Agreement, and the Registration Rights Agreement are filed as Exhibits 10.2, 10.1 and 10.4, respectively, to Medley LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and are incorporated herein by reference.

Tax Receivable Agreement

The Unit Exchange is expected to result in an increase in the tax basis of the tangible and intangible assets of Medley LLC. The increase in tax basis may reduce the amount of tax that MDLY would otherwise be required to pay in the future. This increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The Internal Revenue Service (“IRS”) may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

As previously disclosed and described in Medley LLC’s filings with the Securities and Exchange Commission, on September 23, 2014, MDLY entered into a Tax Receivable Agreement with the Unitholders (the “Tax Receivable Agreement”) that provides for the payment by MDLY to exchanging Unitholders of 85% of the benefits, if any, that MDLY is deemed to realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. This payment obligation is an obligation of MDLY and not of Medley LLC. MDLY expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. If MDLY does not have taxable income, MDLY will not be required (absent circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been realized. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless MDLY exercises its right to terminate the Tax Receivable Agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or MDLY breaches any of its material obligations under the Tax Receivable Agreement in which case all obligations generally will be accelerated and due as if MDLY had exercised its right to terminate the Tax Receivable Agreement.

Due to the uncertain nature of the ultimate realization of its deferred tax assets, MDLY has established a valuation allowance against the benefit of its deferred tax assets as reflected in its most recently reported financial statements. As a result, MDLY does not expect to record a liability associated with the Unit Exchange until MDLY can demonstrate that it will have sufficient taxable income in the future to realize the tax benefits of the Unit Exchange which would then trigger the payments due under the Tax Receivable Agreements as described above.

All of the effects of changes in any of MDLY”s estimates after the date of the Unit Exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In addition, the Tax Receivable Agreement provides that upon certain changes of control, MDLY’s (or its successor’s) obligations with respect to exchanged or acquired LLC Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that MDLY would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Furthermore, MDLY may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (i) that any LLC Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A Common Stock at the time of termination, (ii) MDLY will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (iii) the tax rates for future years will be those specified in the law as in effect at the time of termination and (iv) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, MDLY could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual cash tax savings that MDLY realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, MDLY’s obligations under the Tax Receivable Agreement could have a substantial negative impact on MDLY’s liquidity. Additionally, MDLY can provide no assurances that MDLY would receive sufficient distributions from Medley LLC in order to enable MDLY to make required payments under the Tax Receivable Agreement after MDLY has paid taxes and other expenses. Based upon the $9.51 closing price of the Class A Common Stock on January 15, 2021 and interest rate of 1.13%, MDLY estimates that, if MDLY were to exercise its termination right in respect of the Tax Receivable Agreement on January 19, 2021, the aggregate amount of these termination payments would be approximately $42.0 million. The foregoing number is merely an estimate and the actual payments could differ materially. MDLY may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

Decisions made by Medley LLC’s active Unitholders with management positions in Medley LLC in the course of running Medley LLC’s business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are based on the tax reporting positions that MDLY will determine. MDLY will not be reimbursed for any payments previously made under the Tax Receivable Agreement if a tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of MDLY’s cash tax savings.

The foregoing description of the Tax Receivable Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.3 to Medley LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY LLC
By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer

Date: January 19, 2021